UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

ORYON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34212	26-2626737

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4251 Kellway Circle Addison, Texas 75001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 267-1321

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

The purpose of this Amendment No. 2 to our Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 27, 2014, is to update the reporting on the status of the EFL Transaction disclosed therein.

Item 3.02 Unregistered Sales of Equity Securities.

Third Closing Not Completed

The Second Closing under the Subscription Agreement, dated as of January 21, 2014, between Oryon Technologies, Inc. (the “Company”) and EFL Tech B.V. (“EFL Tech”) was completed as scheduled on February 28, 2014. As a result, EFL Tech paid the Company $250,000, and the Company issued EFL Tech an additional 85,133,871 shares of the Company’s common stock (the “Common Stock”), bringing EFL Tech’s cumulative ownership to a total of 170,405,650 shares of Common Stock, or 63% of the Common Stock on a fully diluted basis. EFL Tech also obtained the right to nominate one additional director to the Company’s Board (but has not yet done so), giving it the right to nominate two members of the seven-member Board.

However, EFL Tech failed to pay the $250,000 which was required by the Subscription Agreement to be paid to the Company for the Third Closing on March 31, 2014. The Company and EFL Tech have been engaged in discussions since such date to determine when, and the terms upon which, EFL Tech would make the $250,000 payment to the Company. The Company intends to continue such discussions, but has currently made the determination, based on those discussions, that there can be no assurance that EFL Tech will have the ability to pay such $250,000, or any portion thereof, at any time.

As a result, the Company is considering all strategic alternatives, including attempting to find new sources of financing and another strategic partner. However, there can be no assurance that the Company will be successful in either obtaining such financing on terms acceptable to the Company or finding another strategic partner. Meanwhile, the lack of adequate cash resources has become an increasingly difficult problem for the Company’s management.

The Company has made no decisions on the course of action it will take. However, if we are unable to find additional sources of financing, the Company will have to consider all options, including ceasing the operations of the business or filing for bankruptcy protection under the United States Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2014	ORYON TECHNOLOGIES, INC.

	By:	/s/ Mark E. Pape
Mark E. Pape, Chief Financial Officer